As filed with the Securities and Exchange Commission on April 4, 2022

Registration No. 333-262614

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Titan Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	94-3171940
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

400 Oyster Point Blvd., Suite 505
South San Francisco, California 94080
(650) 244-4990

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kate Beebe DeVarney, Ph.D., President and Chief Operating Officer
Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, California 94080
(650) 244-4990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fran Stoller
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed solely to include certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of the Registration Statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this registration statement (other than fees and commissions charged by the underwriters) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, are estimates.

SEC registration fee	$685
Legal fees and expenses	25,000
Accounting fees and expenses	12,000
Printing expenses	10,000
Other (including transfer agent and registrar fees)	2,315
Total	$50,000

Item 14. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

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Our certificate of incorporation and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper benefit.

Our certificate of incorporation provides for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL.

We have entered into indemnification agreements with each of our current directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

In any underwriting agreement we enter into in connection with the sale of common stock and pre-funded warrants being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following information sets forth certain information with respect to all unregistered securities which we have sold during the last three years:

In June 2019, we issued 14,943 shares of our common stock to L. Molteni & C. Dei Frattelli Alitti Società Di Esercizio S.P.A. upon the conversion of a convertible loan at conversion price of $45.00 per share.

In August 2019, in connection with a concurrent registered direct offering to a single institutional investor, we issued warrants to purchase 95,078 shares of common stock at an exercise price of $32.10 per share, which warrants are exercisable for a period of five years commencing February 9, 2020. Maxim Group LLC acted as the placement agent in connection with the offering and received a cash fee of 7.0% of the gross proceeds paid to us and reimbursement of certain out-of-pocket expenses.

In January 2020, in connection with a concurrent registered direct offering to a few institutional investors, we issued warrants to purchase 290,000 shares of common stock at an exercise price of $7.50 per share, which warrants are exercisable for a period of five years commencing September 18, 2020. Maxim Group LLC acted as the placement agent in connection with the offering and received a cash fee of 7.0% of the gross proceeds paid to us and reimbursement of certain out-of-pocket expenses.

In January 2021, in connection with a concurrent registered direct offering to a few institutional investors, we issued warrants to purchase 2,725,000 shares of common stock at an exercise price of $3.55 per share, which warrants are exercisable for a period of five and one-half years commencing January 20, 2021. Maxim Group LLC acted as the placement agent in connection with the offering and received a cash fee of 7.0% of the gross proceeds paid to us and reimbursement of certain out-of-pocket expenses.

In February 2022, in connection with a concurrent registered direct offering to a single institutional investor, we (i) sold 1,289,796 pre-funded warrants at a price of $1.179, each exercisable to purchase one share of common stock at an exercise price of $0.001 per share and (ii) issued warrants to purchase 4,664,038 shares of common stock at an exercise price of $1.14 per share, which warrants are exercisable for a period of five and one-half years commencing February 4, 2022. Maxim Group LLC acted as the placement agent in connection with the offering and received a cash fee of 7.0% of the gross proceeds paid to us and reimbursement of certain out-of-pocket expenses.

In January 2022, we issued 51,021 shares of our common stock to JT Pharma pursuant to an asset purchase agreement as part of a milestone payment.

The offers, sales and issuances of the securities described above were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits

No.	Description
3.1.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended(2)
3.1.2	Certificate of Amendment to the Restated Certificate of Incorporation dated September 24, 2015(4)
3.1.3	Certificate of Amendment to the Restated Certificate of Incorporation dated January 23, 2019(10)
3.1.4	Certificate of Amendment to the Restated Certificate of Incorporation dated November 30, 2020(20)
3.2	By-laws of the Registrant(1)
3.3	Amendment to the By-laws of the Registrant dated December 29, 2021 (23)
4.1	Form of Lender Warrant(6)
4.2	Form of Rights Agreement Warrant(7)
4.3	Warrant Agency Agreement between Titan Pharmaceuticals, Inc. and Continental Stock Transfer & Trust Company and Form of Offering Warrant(9)
4.4	Representative’s Purchase Warrant(9)
4.5	Form of August 2019 Private Placement Warrant(11)
4.6	Class B Warrant Agency Agreement dated October 16, 2019 between Titan Pharmaceuticals, Inc. and Maxim Group LLC Form of January 2020 Private Placement Warrant(12)
4.7	Form of January 2020 Private Placement Warrant(13)
4.8	Form of March 3, 2020 Warrant Amendment Agreement(16)
4.9	Description of the Registrant’s Common Stock(15)
4.10	Warrant Agency Agreement between Titan Pharmaceuticals, Inc. and Continental Stock Transfer & Trust Company and Form of Warrant(18)
4.11	Form of January 2021 Private Placement Warrant(21)
4.12	Form of February 2022 Registered Pre-Funded Warrant(24)
4.13	Form of February 2022 Private Pre-Funded Warrant(24)
4.14	Form of February 2022 Placement Warrant(24)
5.1	Opinion of Loeb & Loeb LLP
10.1	Titan Pharmaceuticals, Inc. Third Amended and Restated 2015 Omnibus Equity Incentive Plan(10)
10.2	Employment Agreement between the Registrant and Marc Rubin(5)
10.3 ±	Distribution and Sublicense Agreement dated February 1, 2016 as amended by agreement dated August 2, 2018 between Titan Pharmaceuticals, Inc. and Knight Therapeutics Inc.(8)
10.4	Amendment to lease for Registrant’s facility dated March 21, 2016(8)

10.5	Employment Agreement between the Registrant and Katherine Beebe DeVarney(14)

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10.6	Debt Settlement and Release Agreement by and between Titan Pharmaceuticals, Inc., Horizon Technology Finance Corporation and L. Molteni & C. Dei Frattelli Alitti Società Di Esercizio S.P.A.(17)
10.7±±	Asset Purchase Agreement dated October 27, 2020 between Titan Pharmaceuticals, Inc. and JT Pharmaceuticals, Inc.(19)
10.8	Placement Agency Agreement dated January 15, 2021, by and between Titan Pharmaceuticals, Inc. and Maxim Group LLC(21)
10.9	Amendment to Employment Agreement between the Registrant and Marc Rubin(22)
10.10	Form of February 2022 Securities Purchase Agreement(24)
10.11	Placement Agency Agreement dated February 2, 2022, by and between Titan Pharmaceuticals, Inc. and Maxim Group LLC(24)
14.1	Code of Business Conduct and Ethics(3)
23.1	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm*
23.2	Consent of OUM & Co., LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table

*	Previously filed.

±	Confidential treatment has been granted as to certain portions of this exhibit.

±±	Certain information has been omitted from this exhibit in reliance upon Item 601(b)(10) of Regulation S-K.

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (File No. 333-221126).

(2)	Incorporated by reference from the Registrant’s Registration Statement on Form 10 filed on January 14, 2010.

(3)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 28, 2015.

(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 3, 2019.

(6)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 27, 2017.

(7)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 26, 2018.

(8)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2018.

(9)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated September 25, 2018.

(10)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated January 25, 2019.

(11)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated August 8, 2019.

(12)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated October 18, 2019.

(13)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated January 7, 2020.

(14)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K dated April 1, 2019.

(15)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K dated March 30, 2020.

(16)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2020.

(17)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated October 26, 2020.

(18)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1/A dated October 27, 2020.

(19)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2020.

(20)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated December 1, 2020.

(21)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated January 19, 2021.

(22)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated October 28, 2021.

(23)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated December 29, 2021.

(24)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated February 3, 2022.

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ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

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(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, this April 4, 2022.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Kate Beebe DeVarney, Ph.D.
Name:	Kate Beebe DeVarney, Ph.D.
Title:	President and Chief Operating Officer

Pursuant to the requirements of the Securities Act 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Marc Rubin, M.D.	Executive Chairman	April 4, 2022
Marc Rubin, M.D.	(principal executive officer and principal financial officer)

/s/ Kate Beebe DeVarney, Ph.D.	President, Chief Operating Officer and Director	April 4, 2022
Kate Beebe DeVarney, Ph.D.

*	Director	April 4, 2022
Joseph A. Akers

*	Director	April 4, 2022
M. David MacFarlane, Ph.D.

*	Director	April 4, 2022
James R. McNab, Jr.

/s/ Brian E. Crowley	Vice President, Finance	April 4, 2022
Brian E. Crowley	(principal accounting officer)

* By Marc Rubin, attorney-in-fact

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